EXHIBIT  99B

U  S  WEST,  Inc.
7800  East  Orchard  Road
Englewood,  Colorado  80111
303  793-6500

[U  S  WEST,  Inc.  logo  and  registered  mark]

News  Release

Release  Date:    May  16,  1997

Contact:      Steve  Lang          Lois  Leach
U  S  WEST  Media  Group          U  S  WEST,  Inc.
303-793-6290          303-793-6355

                       U S WEST RESTRUCTURING TO INCLUDE
                            TRANSFER OF DIRECTORIES
                   FROM MEDIA GROUP TO COMMUNICATIONS GROUP


     ENGLEWOOD, Colo. - U S WEST plans to transfer its domestic directory publishing business - known as U S WEST Dex - from its Media Group (NYSE: UMG) to its Communications Group (NYSE: USW) as part of a restructuring in connection with a merger of its domestic wireless interests into AirTouch Communications (NYSE: ATI), the company said today.
     A letter of intent on the AirTouch/Media Group merger was announced April
17. A definitive agreement on that merger was signed late yesterday. The value of the directory transfer is $4.75 billion, $850 million of which will be in shares of Communications Group stock issued to Media Group shareowners, and $3.9 billion of which will be in the form of an assumption by Communications Group of existing debt, currently on Media Group's books. Coupled with the AirTouch merger, the plan calls for an overall decrease in U S WEST, Inc., debt. The company doesn't expect the transaction to affect credit ratings at either U S WEST Communications or U S WEST Capital Funding.
     The transfer of the directory publishing assets and the AirTouch merger will better align U S WEST's businesses and will be executed in a single set of events, beneficial to both groups of U S WEST shareowners, the company said. Media Group shareowners will receive AirTouch shares for their domestic wireless interest and U S WEST Communications Group shares for their directory interests.
 -more-

     The restructuring is consistent with Media Group's merger with Continental Cablevision late last year, and Media Group's desire to focus its efforts on domestic broadband networks and international wireless and broadband networks.
     It also is consistent with Communications Group's focus on serving customers in its 14-state territory, and the financial profile it is seeking to achieve. This transaction will enhance Communications Group's earnings and cash flow, while reducing its dividend payout ratio.
     As it has for more than a decade, the directory business will operate as an unregulated subsidiary. The company said the restructuring would be transparent to customers. There are no current plans to change existing directory operations, pricing plans or publishing schedules. Employees will not be affected by the change.
     The company said it believes the restructuring could be completed at the end of the year or early in 1998.
     Closing of the Dex transaction requires resolution of certain federal regulatory issues and approval by shareowners of Media Group and U S WEST Communications Group. The company noted it would not complete the Dex transaction as structured if "Morris Trust" legislation introduced April 17 in Congress passes in its current form.
     U S WEST (NYSE: USW and UMG) is in the connections business, helping customers share information, entertainment and communications services in local markets worldwide. One of the company's major groups, U S WEST Communications Group, provides telecommunications services to customers in 14 western and midwestern states. The other main group, U S WEST Media Group, one of America's largest broadband communications companies, is involved in domestic and international cable and telephony, wireless communications, and directory and information services. U S WEST's annual revenues approach $13 billion. The company has more than 69,000 employees.

     NOTE: Another press release, by U S WEST and AirTouch, related to U S WEST's restructuring -- announcing a definitive agreement to merge U S WEST Media Group's domestic wireless properties into AirTouch -- is being issued simultaneously.